SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

(Amendment No. 4)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the

Securities Exchange Act of 1934

ELECTRONIC DATA SYSTEMS

CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

FELINE PRIDES

(Title of Class of Securities)

285661 20 3

(CUSIP Number of Class of Securities)

D. Gilbert Friedlander

Executive Vice President, General Counsel and Secretary

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3199

(972) 604-6000

(Name, address and telephone number of person authorized to receive notice and communications on behalf of filing persons)

With copies to:

David B. Hollander	Robert L. Kimball	Michael J. Schiavone
Electronic Data Systems Corporation 5400 Legacy Drive Plano, Texas 75024-3199 (972) 604-6000	Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 (214) 220-7700	Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

This Amendment No. 4 to Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on March 31, 2004 as amended by Electronic Data Systems Corporation, a Delaware corporation (the “Company”), and relates to an offer by the Company, to exchange (the “Exchange Offer”) 0.8430 shares of the Company’s common stock plus $1.58 in cash for each validly tendered and accepted FELINE PRIDES unit in the form of an Income PRIDES, up to an aggregate of 32,100,000 Income PRIDES, on the terms and subject to the conditions described in the exchange offer prospectus (as amended, the “Exchange Offer Prospectus”), which is a part of the registration statement filed with the Securities and Exchange Commission on Form S-4, as amended (SEC File No. 333-114061), relating to the shares of common stock to be issued to stockholders in the Exchange Offer (as amended, the “Registration Statement”). The terms and conditions of the Exchange Offer are set forth in the Exchange Offer Prospectus and the accompanying Letter of Transmittal, which are exhibits (a)(1) and (a)(2) hereto.

The information set forth in the Exchange Offer Prospectus, including the exhibits thereto, and the accompanying Letter of Transmittal, is hereby expressly incorporated herein by reference in response to all items required in this Schedule TO.

Item 1. Summary Term Sheet.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer” and “Summary—The Exchange Offer” is incorporated herein by reference.

Item 2. Subject Company Information.

(a) Name and Address.

The name of the subject company is Electronic Data Systems Corporation. The address of the Company’s principal executive offices is 5400 Legacy Drive, Plano, Texas, 75024-3199. Its telephone number is (972) 604-6000.

(b) Securities.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PRIDES” is incorporated herein by reference.

(c) Trading Market and Price.

The information set forth in the Exchange Offer Prospectus in the section entitled “Market for Common Stock and Income PRIDES” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) Name and Address.

The filing person is the issuer. The information set forth in Item 2(a) above is incorporated herein by reference.

Pursuant to Instruction C to Schedule TO, the following persons are the directors and/or executive officers of the Company.

Name	Position
Michael H. Jordan	Chairman and Chief Executive Officer, Director

Anthony Affuso	President and Chief Executive Officer of UGS PLM
Solutions

D. Gilbert Friedlander	Executive Vice President, General Counsel and Secretary

Jeffrey M. Heller	President and Chief Operating Officer, Director

Heinz (Henner) L. Klein	Chief Executive Officer of A.T. Kearney

David M. Clementz	Executive Vice President, Service Delivery

Charles S. Feld	Executive Vice President, Portfolio Management

Stephen F. Schuckenbrock	Executive Vice President, Global Sales and Client
Solutions

Tina Sivinski	Executive Vice President, Human Resources

Robert H. Swan	Executive Vice President and Chief Financial Officer

Roger A. Enrico	Director

Richard Fisher	Director

Ray J. Groves	Director

Ellen Hancock	Director

Ray L. Hunt	Director

C. Robert Kidder	Director

Judith Rodin	Director

The address and telephone number of each director and executive officer is: c/o Electronic Data Systems Corporation, 5400 Legacy Drive, Plano, Texas, 75024-3199; (972) 604-6000.

Item 4. Terms of the Transaction.

(a) Material Terms.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer,” “Summary—The Exchange Offer,” “The Exchange Offer—Terms of the Exchange Offer,” “The Exchange Offer—Expiration Date,” “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination,” “The Exchange Offer—Withdrawals of Tenders,” “The Exchange Offer—Procedures for Tendering Income PRIDES,” “The Exchange Offer—Acceptance; Exchange of Income PRIDES,” “The Exchange Offer—Priority of Exchanges and Proration,” “Description of Capital Stock—Common Stock,” “Description of FELINE PRIDES,” “Comparison of Rights Between the Income PRIDES and Our Common Stock,” “The Exchange Offer—Accounting Treatment,” and “Material United States Federal Income Tax Consequences” is incorporated herein by reference.

(b) Purchases.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PRIDES—Interest of Directors and Officers; Current Transactions Concerning the FELINE PRIDES Units” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities.

The Company has entered into the following agreements (each of which is filed as an exhibit to this Schedule TO) in connection with the FELINE PRIDES: Indenture used in connection with the issuance of the notes which are a component of the Income PRIDES, Second Supplemental Indenture used in connection with the issuance of the notes which are a component of the Income PRIDES, Form of Note, Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent, Form of Income PRIDES Certificate, Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent, and Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Description of Capital Stock—Rights Agreement,” “Description of FELINE PRIDES,” “Description of the Purchase Contracts,” and “Description of the Notes” is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer—Why are we making the exchange offer,” “Summary—The Exchange Offer,” and “The Exchange Offer—Purpose and Effects of the Exchange Offer” is incorporated herein by reference.

(b) Use of Securities Acquired.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer—What do we intend to do with the Income PRIDES that are tendered in the Exchange Offer,” “Summary—The Exchange Offer” and “The Exchange Offer—Terms of the Exchange Offer” is incorporated herein by reference.

(c) Plans.

The information set forth in the Exchange Offer Prospectus in the section entitled “Summary—Our Company” is incorporated herein by reference. The Company currently has no other plans required to be disclosed pursuant to this Item.

Item 7. Source and Amount of Funds or Other Consideration.

(a) Source of Funds.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Summary—The Exchange Offer” and “The Exchange Offer—Source of Cash to be Paid in the Exchange Offer” is incorporated herein by reference.

(b) Conditions.

Not applicable.

(d) Borrowed Funds.

Not applicable.

Item 8. Interest in the Securities of the Subject Company.

(a) Securities Ownership.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of Income PRIDES— Interest of Directors and Officers; Current Transactions Concerning the Income PRIDES Units” is incorporated herein by reference.

(b) Securities Transactions.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of Income PRIDES— Interest of Directors and Officers; Current Transactions Concerning the Income PRIDES Units” is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or Recommendations.

The information set forth in the Exchange Offer Prospectus in the sections entitled “The Exchange Offer—Information Agent” is incorporated herein by reference.

Item 10. Financial Statements.

(a) Financial Information.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Where to Find Additional Information” and “Selected Historical Financial Data” is incorporated herein by reference. The Company’s (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and filed on March 15, 2004, (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and filed on May 10, 2004 and (c) Current Report on Form 8-K filed on May 12, 2004, are incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

(b) Pro Forma Information.

Not applicable.

Item 11. Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

The information set forth in the Exchange Offer Prospectus in the section entitled “The Exchange Offer—Conditions to the Exchange Offer” is incorporated herein by reference.

(b) Other Material Information.

Not applicable.

Item 12. Exhibits.

(a	)(1)	Exchange Offer Prospectus, dated March 31, 2004 (as amended on April 28, 2004),—incorporated herein by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.

(a	)(2)	Form of Letter of Transmittal—incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(3)	Form of Letter to Registered Holders and Depository Trust Company Participants—incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(4)	Form of Letter to Clients—incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(5)	Form of Letter to Holders of FELINE PRIDES—incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(6)	Press Release, dated March 31, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(7)	Supplement to Exchange Offer Prospectus, dated April 28, 2004.

(a	)(8)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(9)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES.

(a	)(10)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(11)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES Updated for Price Adjustment.

(a	)(12)	Press Release, dated May 12, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b	)	Not applicable.

(d	)(1)	Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4 to the Registration Statement on Form S-3 of the registrant (File No. 333-10145).

(d	)(2)	Second Supplemental Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(3)	Form of Note—incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(4)	Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(5)	Form of Income PRIDES Certificate—incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(6)	Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(7)	Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent—incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(g	)	Not applicable.

(h	)	Opinion of Vinson & Elkins L.L.P.—incorporated by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.

Item 13. Information Required by Schedule 13E-3.

(a) Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 12, 2004

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ Robert H. Swan

Robert H. Swan Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT NAME

(a)(1)	Exchange Offer Prospectus, dated March 31, 2004 (as amended on April 28, 2004)—incorporated herein by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.

(a)(2)	Form of Letter of Transmittal—incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(3)	Form of Letter to Registered Holders and Depository Trust Company Participants—incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(4)	Form of Letter to Clients—incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(5)	Form of Letter to Holders—incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(6)	Press Release, dated March 31, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(7)	Supplement to Exchange Offer Prospectus, dated April 28, 2004.

(a)(8)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(9)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES.

(a)(10)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(11)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES Updated for Price Adjustment.

(a)(12)	Press Release, dated May 12, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(d)(1)	Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4 to the registration statement on Form S-3 of the registrant (File No. 333-10145).

(d)(2)	Second Supplemental Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d)(3)	Form of Note—incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d)(4)	Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(5)	Form of Income PRIDES Certificate—incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(6)	Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(7)	Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent—incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(g)	Not applicable.

(h)	Opinion of Vinson & Elkins L.L.P.—incorporated by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.